EXHIBIT 99.1

Oxford Reports Strong Fourth Quarter and Fiscal 2015 Results

--Record Earnings for the Year from Continuing Operations--
-- Fourth Quarter and Full Year Earnings Exceed Guidance--
--Company Increases Quarterly Dividend to $0.27 per Share--
--Company Initiates Guidance for Fiscal 2016--

ATLANTA, March 23, 2016 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fourth quarter and 2015 fiscal year ended January 30, 2016. In the fourth quarter, consolidated net sales increased to $259.6 million as compared to $249.0 million in the fourth quarter of fiscal 2014.  Adjusted earnings from continuing operations for the quarter were $1.09 per diluted share compared to $1.08 in the same period of the prior year. Fourth quarter GAAP earnings from continuing operations were $1.06 per diluted share compared to $0.95 in the same period of the prior year.

For the full year of fiscal 2015, consolidated net sales increased 5% to $969.3 million as compared to $920.3 million in fiscal 2014.  Full year adjusted earnings from continuing operations increased 5% to $3.64 per diluted share compared to $3.46 in the prior year.  Full year GAAP earnings from continuing operations increased to $3.54 per diluted share as compared to $3.27 in the same period of the prior year.

Thomas C. Chubb III, Chairman and Chief Executive Officer, commented, “2015 was a good year for Oxford with net sales and earnings both growing by 5% over last year.  While both of our principal brands, Tommy Bahama and Lilly Pulitzer, made positive contributions to our results, 2015 was nothing less than a stellar year for Lilly Pulitzer.   Lilly’s resort chic brand message supported by beautiful, differentiated product, our flexible omni-channel distribution network, and innovative, on-brand communication and marketing drove a comparable store sales increase of 27%, a 22% increase in revenue and an increase in Lilly’s operating margin to almost 21%."

Mr. Chubb continued, “Tommy Bahama and Lilly Pulitzer both build powerful emotional connections in the mind of the consumer by associating products with happy experiences and happy places. While we believe the opportunity is better than ever for brands like these to grow and prosper, our industry, the consumer marketplace and the broader economy remain in a state of flux. We believe these conditions are manifesting themselves in reduced traffic in our stores. With this in mind, we think it is prudent to plan sales and earnings growth at a respectable, but moderate pace in 2016.  We believe our potential for long-term sustainable growth with these brands is excellent and we will continue to add value for our shareholders.”

All financial results and outlook information included in this release, unless otherwise noted, are from continuing operations and all earnings per share amounts are on a diluted basis.  For all periods presented, Oxford Golf results are combined with Lanier Clothes’ results and the combined business is now referred to as Lanier Apparel.  The Company previously included Oxford Golf in Corporate and Other.  For reference, tables reconciling GAAP to adjusted measures are included at the end of this release.

Consolidated Operating Results

Net Sales Consolidated net sales were $259.6 million in the fourth quarter of fiscal 2015 compared to $249.0 million in the fourth quarter of fiscal 2014, with mid-single digit percentage growth at both Tommy Bahama and Lilly Pulitzer partially offset by a $2.8 million sales decrease at Lanier Apparel.

For the full year of fiscal 2015, consolidated net sales grew 5% to $969.3 million from $920.3 million in fiscal 2014.  Tommy Bahama sales increased 5% to $658.5 million, with a comparable store sales increase for the year of 3%.  Lilly Pulitzer’s sales increased 22% in fiscal 2015 to $204.6 million with increases in all channels of distribution and a comparable store sales increase of 27%. As expected, sales at Lanier Apparel decreased in fiscal 2015.  Lanier Apparel reported sales of $105.1 million compared to $126.4 million in the prior year.

Gross Margin and Gross Profit Adjusted gross margin in the fourth quarter of fiscal 2015 was 55.9% compared to 56.2% in the fourth quarter of fiscal 2014.  Adjusted gross profit for the fourth quarter of fiscal 2015 increased to $145.0 million from $140.0 million in the fourth quarter of fiscal 2014.

Fiscal 2015 adjusted gross margin increased 109 basis points to 57.6% from 56.5% in the prior year primarily due to an increased percentage of total sales attributable to Lilly Pulitzer, which contributed the highest gross margin in the consolidated mix.  Adjusted gross profit for fiscal 2015 increased to $558.4 million compared to $520.1 million in the prior year.

On a GAAP basis, gross margin in the fourth quarter of fiscal 2015 was 55.8% as compared to 55.2% in the prior year period.  Gross profit in the fourth quarter of fiscal 2015 on a GAAP basis was $144.7 million compared to $137.4 million in the prior year period. On a GAAP basis, fiscal 2015 gross margin was 57.6% as compared to 56.3% last year.  Gross profit for the year on a GAAP basis rose to $558.1 million from $517.9 million in fiscal 2014.

SG&A In the fourth quarter of fiscal 2015, SG&A, as adjusted, was $119.3 million, or 46.0% of net sales, compared to $114.7 million, or 46.1% of net sales, in the fourth quarter of fiscal 2014.  Full-year fiscal 2015 adjusted SG&A was $473.5 million, or 48.9% of net sales, compared to $437.0 million, or 47.5% of net sales last year. The increase in full-year SG&A was primarily due to incremental costs associated with operating additional retail stores and restaurants.

On a GAAP basis, SG&A for the fourth quarter of fiscal 2015 was $119.7 million, or 46.1% of net sales, compared to $115.2 million, or 46.3% of net sales in the fourth quarter of fiscal 2014. On a GAAP basis, SG&A for fiscal 2015 was $475.0 million, or 49.0% of net sales, compared to $439.1 million, or 47.7% of net sales in the prior year.

Royalties and Other Income   For the fourth quarter of fiscal 2015, royalties and other income were $3.4 million compared to $3.9 million in the fourth quarter of fiscal 2014.  Fiscal 2015 royalties and other income were $14.4 million compared to $13.9 million in fiscal 2014.

Operating Income In the fourth quarter of fiscal 2015, adjusted operating income was $29.1 million compared to $29.2 million in the fourth quarter of fiscal 2014.  Full-year fiscal 2015 adjusted operating income was $99.3 million compared to $97.0 million in the prior year.

On a GAAP basis, operating income in the fourth quarter of fiscal 2015 was $28.5 million compared to $26.1 million in the fourth quarter of fiscal 2014.  On a GAAP basis, operating income for fiscal 2015 was $97.5 million compared to $92.8 million in fiscal 2014.

Interest Expense Interest expense for the fourth quarter of fiscal 2015 was $0.5 million compared to $0.6 million in the fourth quarter of fiscal 2014.  For fiscal 2015, interest expense declined to $2.5 million from $3.2 million in fiscal 2014. The decrease was primarily due to lower average amounts outstanding and lower borrowing rates in the current year.

Income Taxes For the fourth quarter of fiscal 2015, the effective tax rate was 37.2% compared to 38.5% in the fourth quarter of fiscal 2014.  For fiscal 2015, the Company’s effective tax rate was 38.4% compared to 39.9% in fiscal 2014 primarily due to improved international results.

Discontinued Operations   As announced on July 20, 2015, the Company completed the sale of its Ben Sherman business for £40.8 million, or $63.7 million, and Ben Sherman is reflected as discontinued operations for all periods presented. For fiscal 2015, the Company reported a net loss from discontinued operations of $1.69 per share.

Balance Sheet and Liquidity

Inventory increased modestly to $129.1 million at January 30, 2016 from $120.6 million at the end of the fourth quarter of fiscal 2014 to support growth in the store base and anticipated sales in the first quarter of fiscal 2016.

As of January 30, 2016, the Company had $44.0 million of borrowings outstanding under its revolving credit agreement compared to $104.8 million in the prior year.  The year-over-year decrease in borrowings outstanding was primarily due to the repayment of indebtedness using the proceeds received from the sale of the Ben Sherman business.  The Company had $185.9 million of unused availability under its revolving credit agreement as of January 30, 2016.

The Company’s capital expenditures for fiscal 2015 were $73.1 million, primarily related to new retail stores and restaurants, facility enhancements, information technology initiatives and retail store remodeling. Of the $73.1 million of capital expenditures, $13.5 million was funded by landlords through tenant improvement allowances.

Outlook for the Full Year and First Quarter of Fiscal 2016

Fiscal 2016 Net Sales and Earnings For fiscal year 2016, which ends on January 28, 2017, the Company currently expects net sales of $1.02 billion to $1.04 billion. Adjusted earnings per share are expected to be between $3.75 and $3.95. Fiscal 2015 net sales were $969.3 million and adjusted earnings from continuing operations were $3.64 per share. On a GAAP basis, earnings from continuing operations in fiscal 2015 were $3.54 per share.

Fiscal 2016 Interest and Taxes Interest expense is estimated to be approximately $2 million.  The effective tax rate for fiscal 2016 is expected to be approximately 37.5%.

Fiscal 2016 Capital Expenditures   Capital expenditures are expected to be approximately $55 million in fiscal 2016 to include expenditures associated with opening new retail stores and remodeling existing retail stores and restaurants, as well as investments in information technology initiatives.

First Quarter of Fiscal 2016 For the first quarter of fiscal 2016, the Company currently expects net sales of $265 million to $275 million. Adjusted earnings per share are expected to be between $1.30 and $1.40. In the first quarter of fiscal 2015, net sales were $260.4 million and adjusted earnings from continuing operations were $1.30. On a GAAP basis, earnings from continuing operations in the first quarter of fiscal 2015 were $1.29 per share.

Dividend

The Company also announced that its Board of Directors has approved a cash dividend of $0.27 per share payable on April 29, 2016 to shareholders of record as of the close of business on April 15, 2016.  This represents an 8% increase from the dividend paid in the fourth quarter of fiscal 2015.  The Company has paid dividends every quarter since it became publicly owned in 1960.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through April 6, 2016 by dialing (858) 384-5517 access code 1740776.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama® and Lilly Pulitzer® lifestyle brands.  Oxford also produces certain licensed and private label apparel products. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that presentation and discussion of certain financial measures on an adjusted basis, which excludes certain non-operating or discrete charges or items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods. Reconciliations of certain GAAP to adjusted measures are presented in tables included in this release.  These reconciliations present adjusted operating results information for certain historical and future periods.  The Company uses adjusted financial measures to discuss its business with investment institutions, its board of directors and others.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, the impact of economic conditions on consumer demand and spending, particularly in light of general economic uncertainty that continues to prevail, demand for our products, competitive conditions, timing of shipments requested by our wholesale customers, expected pricing levels, retention of and disciplined execution by key management, the timing and cost of store openings and of planned capital expenditures, weather, costs of products as well as the raw materials used in those products, costs of labor, acquisition and disposition activities, expected outcomes of pending or potential litigation and regulatory actions, access to capital and/or credit markets, and the impact of foreign operations on our effective tax rate. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended January 31, 2015 under the heading "Risk Factors" as updated by Part II, Item IA. Risk Factors in our Quarterly Report on Form 10-Q for the quarter ended August 1, 2015 and those described from time to time in our future reports filed with the SEC.

Oxford Industries, Inc.
Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	January 30, 2016	January 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$6,323	$5,281
Receivables, net	59,065	64,587
Inventories, net	129,136	120,613
Prepaid expenses	22,272	19,941
Assets related to discontinued operations, net	—	48,123
Total Current Assets	$216,796	$258,545
Property and equipment, net	184,094	146,039
Intangible assets, net	143,738	146,134
Goodwill	17,223	17,296
Other non-current assets, net	20,839	22,646
Assets related to discontinued operations, net	—	31,747
Total Assets	$582,690	$622,407
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$68,306	$72,785
Accrued compensation	30,063	27,075
Income tax payable	1,470	5,282
Other accrued expenses and liabilities	26,666	24,921
Contingent consideration	—	12,500
Liabilities related to discontinued operations	2,394	17,379
Total Current Liabilities	$128,899	$159,942
Long-term debt	43,975	104,842
Other non-current liabilities	67,188	56,286
Deferred taxes	3,657	5,161
Liabilities related to discontinued operations	4,571	5,571
Commitments and contingencies
Shareholders' Equity
Common stock, $1.00 par value per share	16,601	16,478
Additional paid-in capital	125,477	119,052
Retained earnings	199,151	185,229
Accumulated other comprehensive loss	(6,829)	(30,154)
Total Shareholders' Equity	$334,400	$290,605
Total Liabilities and Shareholders' Equity	$582,690	$622,407

Oxford Industries, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	Fourth Quarter Fiscal 2015	Fourth Quarter Fiscal 2014	Fiscal 2015	Fiscal 2014
Net sales	$259,582	$249,031	$969,290	$920,325
Cost of goods sold	114,845	111,590	411,185	402,376
Gross profit	$144,737	$137,441	$558,105	$517,949
SG&A	119,694	115,189	475,031	439,069
Royalties and other operating income	3,408	3,887	14,440	13,939
Operating income	$28,451	$26,139	$97,514	$92,819
Interest expense, net	497	648	2,458	3,236
Earnings from continuing operations before income taxes	$27,954	$25,491	$95,056	$89,583
Income taxes	10,400	9,813	36,519	35,786
Net earnings from continuing operations	$17,554	$15,678	$58,537	$53,797
(Loss) earnings from discontinued operations, net of taxes	(83)	116	(27,975)	(8,039)
Net earnings	$17,471	$15,794	$30,562	$45,758

Net earnings from continuing operations per share:
Basic	$1.07	$0.95	$3.56	$3.27
Diluted	$1.06	$0.95	$3.54	$3.27
(Loss) earnings from discontinued operations, net of taxes, per share:
Basic	$(0.01)	$0.01	$(1.70)	$(0.49)
Diluted	$(0.01)	$0.01	$(1.69)	$(0.49)
Net earnings per share:
Basic	$1.06	$0.96	$1.86	$2.79
Diluted	$1.05	$0.96	$1.85	$2.78
Weighted average shares outstanding:
Basic	16,466	16,440	16,456	16,429
Diluted	16,600	16,502	16,559	16,471
Dividends declared per share	$0.25	$0.21	$1.00	$0.84

Oxford Industries, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Fiscal 2015	Fiscal 2014
Cash Flows From Operating Activities:
Net earnings	$30,562	$45,758
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation	34,476	35,165
Amortization of intangible assets	1,951	2,481
Equity compensation expense	5,241	4,103
Change in fair value of contingent consideration	—	275
Amortization of deferred financing costs	385	385
Loss on sale of discontinued operations	20,517	—
Gain on sale of property and equipment	(853)	—
Deferred income taxes	(361)	(3,217)
Changes in working capital, net of acquisitions and dispositions, if any:
Receivables, net	11,371	(5,672)
Inventories, net	(8,058)	(7,101)
Prepaid expenses	(2,641)	(1,646)
Current liabilities	(553)	18,314
Other non-current assets, net	1,819	37
Other non-current liabilities	11,517	6,527
Cash provided by operating activities	$105,373	$95,409
Cash Flows From Investing Activities:
Purchases of property and equipment	(73,082)	(50,355)
Proceeds from sale of discontinued operations	59,336	—
Other investing activities	(200)	—
Cash used in investing activities	$(13,946)	$(50,355)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(345,485)	(352,784)
Proceeds from revolving credit arrangements	281,852	320,548
Payment of contingent consideration amounts earned	(12,500)	(2,500)
Proceeds from issuance of common stock, including excess tax benefits	1,307	990
Cash dividends declared and paid	(16,640)	(13,873)
Cash used in financing activities	$(91,466)	$(47,619)
Net change in cash and cash equivalents	$(39)	$(2,565)
Effect of foreign currency translation on cash and cash equivalents	1,081	(637)
Cash and cash equivalents at the beginning of year	5,281	8,483
Cash and cash equivalents at the end of year	$6,323	$5,281
Supplemental disclosure of cash flow information:
Cash paid for interest, net	$2,301	$3,297
Cash paid for income taxes	$35,369	$41,806

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
AS REPORTED	Fourth Quarter Fiscal 2015	Fourth Quarter Fiscal 2014	% Change	Fiscal 2015	Fiscal 2014	% Change
Tommy Bahama
Net sales	$195.9	$186.0	5.3%	$658.5	$627.5	4.9%
Gross profit	$115.0	$110.4	4.1%	$393.2	$377.4	4.2%
Gross margin	58.7%	59.4%		59.7%	60.1%
Operating income	$31.4	$29.1	7.6%	$66.0	$71.1	(7.2)%
Operating margin	16.0%	15.7%		10.0%	11.3%
Lilly Pulitzer
Net sales	$36.9	$34.8	6.2%	$204.6	$167.7	22.0%
Gross profit	$22.7	$21.2	7.3%	$132.8	$106.3	24.9%
Gross margin	61.5%	60.9%		64.9%	63.4%
Operating income	$0.2	$2.1	(92.4)%	$42.5	$32.2	32.1%
Operating margin	0.4%	6.0%		20.8%	19.2%
Lanier Apparel
Net sales	$26.5	$29.2	(9.4)%	$105.1	$126.4	(16.9)%
Gross profit	$7.3	$8.2	(10.7)%	$30.5	$34.2	(10.8)%
Gross margin	27.7%	28.1%		29.0%	27.0%
Operating income	$1.8	$2.5	(27.9)%	$7.7	$10.0	(23.3)%
Operating margin	6.8%	8.5%		7.3%	7.9%
Corporate and Other
Net sales	$0.3	$(0.9)	NM	$1.1	$(1.3)	NM
Gross profit	$(0.2)	$(2.3)	NM	$1.6	$0.1	NM
Operating loss	$(4.9)	$(7.6)	35.7%	$(18.7)	$(20.5)	9.0%
Consolidated
Net sales	$259.6	$249.0	4.2%	$969.3	$920.3	5.3%
Gross profit	$144.7	$137.4	5.3%	$558.1	$517.9	7.8%
Gross margin	55.8%	55.2%		57.6%	56.3%
SG&A	$119.7	$115.2	3.9%	$475.0	$439.1	8.2%
SG&A as % of net sales	46.1%	46.3%		49.0%	47.7%
Operating income	$28.5	$26.1	8.8%	$97.5	$92.8	5.1%
Operating margin	11.0%	10.5%		10.1%	10.1%
Earnings from continuing operations before income taxes	$28.0	$25.5	9.7%	$95.1	$89.6	6.1%
Net earnings from continuing operations	$17.6	$15.7	12.0%	$58.5	$53.8	8.8%
Net earnings from continuing operations per diluted share	$1.06	$0.95	11.6%	$3.54	$3.27	8.3%
Weighted average shares outstanding - diluted	16.6	16.5	0.6%	16.6	16.5	0.5%
ADJUSTMENTS
LIFO accounting adjustments(1)	$0.3	$2.6		$0.3	$2.1
Amortization of Canadian intangible assets(2)	$0.4	$0.4		$1.5	$1.8
Change in fair value of contingent consideration(3)	$0.0	$0.1		$0.0	$0.3
Impact of income taxes on adjustments above(4)	$(0.1)	$(1.0)		$(0.1)	$(0.9)
Adjustment to net earnings from continuing operations(5)	$0.5	$2.1		$1.7	$3.2

	Fourth Quarter Fiscal 2015	Fourth Quarter Fiscal 2014	% Change	Fiscal 2015	Fiscal 2014	% Change
AS ADJUSTED
Tommy Bahama
Net sales	$195.9	$186.0	5.3%	$658.5	$627.5	4.9%
Gross profit	$115.0	$110.4	4.1%	$393.2	$377.4	4.2%
Gross margin	58.7%	59.4%		59.7%	60.1%
Operating income	$31.7	$29.6	7.3%	$67.5	$72.9	(7.4)%
Operating margin	16.2%	15.9%		10.3%	11.6%
Lilly Pulitzer
Net sales	$36.9	$34.8	6.2%	$204.6	$167.7	22.0%
Gross profit	$22.7	$21.2	7.3%	$132.8	$106.3	24.9%
Gross margin	61.5%	60.9%		64.9%	63.4%
Operating income	$0.2	$2.2	(92.7)%	$42.5	$32.5	31.0%
Operating margin	0.4%	6.2%		20.8%	19.4%
Lanier Apparel
Net sales	$26.5	$29.2	(9.4)%	$105.1	$126.4	(16.9)%
Gross profit	$7.3	$8.2	(10.7)%	$30.5	$34.2	(10.8)%
Gross margin	27.7%	28.1%		29.0%	27.0%
Operating income	$1.8	$2.5	(27.9)%	$7.7	$10.0	(23.3)%
Operating margin	6.8%	8.5%		7.3%	7.9%
Corporate and Other
Net sales	$0.3	$(0.9)	NM	$1.1	$(1.3)	NM
Gross profit	$0.1	$0.3	NM	$1.9	$2.2	NM
Operating loss	$(4.6)	$(5.0)	7.6%	$(18.5)	$(18.4)	(0.2)%
Consolidated
Net sales	$259.6	$249.0	4.2%	$969.3	$920.3	5.3%
Gross profit	$145.0	$140.0	3.6%	$558.4	$520.1	7.4%
Gross margin	55.9%	56.2%		57.6%	56.5%
SG&A	$119.3	$114.7	4.0%	$473.5	$437.0	8.3%
SG&A as % of net sales	46.0%	46.1%		48.9%	47.5%
Operating income	$29.1	$29.2	(0.5)%	$99.3	$97.0	2.4%
Operating margin	11.2%	11.7%		10.2%	10.5%
Earnings from continuing operations before income taxes	$28.6	$28.6	—%	$96.8	$93.8	3.3%
Net earnings from continuing operations	$18.1	$17.7	2.0%	$60.2	$57.0	5.6%
Net earnings from continuing operations per diluted share	$1.09	$1.08	0.9%	$3.64	$3.46	5.2%

	Fourth Quarter Fiscal 2015	Fourth Quarter Fiscal 2015	Fourth Quarter Fiscal 2014	Fiscal 2015	Fiscal 2014
	Actual	Guidance(6)	Actual	Actual	Actual
Net earnings from continuing operations per diluted share:
GAAP basis	$1.06	$0.96-$1.06	$0.95	$3.54	$3.27
LIFO accounting adjustments(7)	$0.01	$0.00	$0.10	$0.01	$0.08
Amortization of Canadian intangible assets(8)	$0.02	$0.02	$0.03	$0.09	$0.11
Change in fair value of contingent consideration(9)	$0.00	$0.00	$0.00	$0.00	$0.01
As adjusted(5)	$1.09	$0.98-$1.08	$1.08	$3.64	$3.46

	First Quarter Fiscal 2016	First Quarter Fiscal 2015	Fiscal 2016	Fiscal 2015
	Guidance(10)	Actual	Guidance(10)	Actual
Net earnings from continuing operations per diluted share:
GAAP basis	$1.28 - $1.38	$1.29	$3.67 - $3.87	$3.54
LIFO accounting adjustments(7)	$0.00	$(0.01)	$0.00	$0.01
Amortization of Canadian intangible assets(8)	$0.02	$0.02	$0.08	$0.09
As adjusted(5)	$1.30 - $1.40	$1.30	$3.75 - $3.95	$3.64

(1) LIFO accounting adjustments reflect the impact on cost of goods sold resulting from LIFO accounting adjustments. LIFO accounting adjustments are included in Corporate and Other.
(2) Amortization of Canadian intangible assets reflects the amortization included in SG&A related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. Amortization of Tommy Bahama Canadian intangible assets are included in Tommy Bahama.
(3) Change in fair value of contingent consideration reflects the impact resulting from the change in the fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. Change in fair value of contingent consideration related to the Lilly Pulitzer acquisition is included in Lilly Pulitzer.
(4) Impact of income taxes reflects the estimated tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings in the respective jurisdiction, before any discrete items.
(5) Amounts in columns may not add due to rounding.
(6) Guidance as issued on December 8, 2015.
(7) LIFO accounting adjustments reflect the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from LIFO accounting adjustments. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.
(8) Amortization of Canadian intangible assets reflect the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from the amortization related to intangible assets acquired as part of the Tommy Bahama Canada acquisition.
(9) Change in fair value of contingent consideration reflects the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. No additional amounts for change in fair value of contingent consideration related to the Lilly Pulitzer acquisition are expected subsequent to Fiscal 2014.
(10) Guidance as issued on March 23, 2016.

Comparable Store Sales Change
The Company's disclosures about comparable sales include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Prior period comparable store sales changes are as previously disclosed.
	Q1	Q2	Q3	Q4	Full Year
Tommy Bahama
Fiscal 2015	8%	3%	(5)%	2%	3%
Fiscal 2014	(1)%	4%	2%	8%	4%
Lilly Pulitzer
Fiscal 2015	20%	41%	27%	13%	27%
Fiscal 2014	34%	19%	7%	9%	19%

Retail Location Count
	Beginning of Year	End of Q1	End of Q2	End of Q3	End of Q4
Tommy Bahama
Fiscal 2015
Full-price	101	100	104	107	107
Retail-restaurant	15	15	15	16	16
Outlet	41	41	42	41	41
Total	157	156	161	164	164
Fiscal 2014
Full-price	91	91	94	96	101
Retail-restaurant	14	14	14	14	15
Outlet	36	36	39	40	41
Total	141	141	147	150	157

Lilly Pulitzer
Fiscal 2015
Full-price	28	30	33	34	34
Fiscal 2014
Full-price	23	26	26	28	28

Fiscal 2015 Operating Group Information by Quarter
The tables below reflect the net sales and operating income for each operating group by quarter to reflect the impact on Lanier Apparel and Corporate and Other net sales and operating income (loss) resulting from Oxford Golf now being included in Lanier Apparel rather than Corporate and Other.
	Fiscal 2015
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Net sales, GAAP
Tommy Bahama	$172,669	$165,842	$124,101	$195,855	$658,467
Lilly Pulitzer	58,978	64,676	44,050	36,922	204,626
Lanier Apparel	28,023	20,715	29,889	26,479	105,106
Corporate and Other	724	(544)	585	326	1,091
Total	$260,394	$250,689	$198,625	$259,582	$969,290

Operating income, GAAP
Tommy Bahama	$20,775	$20,142	$(6,289)	$31,365	$65,993
Lilly Pulitzer	17,742	19,515	5,110	158	42,525
Lanier Apparel	1,844	1,070	2,992	1,794	7,700
Corporate and Other	(4,879)	(5,981)	(2,978)	(4,866)	(18,704)
Total	$35,482	$34,746	$(1,165)	$28,451	$97,514

Adjustments to operating income
LIFO accounting adjustments	$(330)	$714	$(414)	$284	$254
Amortization of Canadian intangible assets	394	392	373	362	1,521
Adjustments to net earnings (loss) from continuing operations	$64	$1,106	$(41)	$646	$1,775

Operating income, as adjusted
Tommy Bahama	$21,169	$20,534	$(5,916)	$31,727	$67,514
Lilly Pulitzer	17,742	19,515	5,110	158	42,525
Lanier Apparel	1,844	1,070	2,992	1,794	7,700
Corporate and Other	(5,209)	(5,267)	(3,392)	(4,582)	(18,450)
Total	$35,546	$35,852	$(1,206)	$29,097	$99,289

Contact: Anne M. Shoemaker
Address: Oxford Industries, Inc.
999 Peachtree St, Suite 688
Atlanta, Georgia 30309
Telephone: (404) 653-1455
Fax: (404) 653-1545
E-mail: InvestorRelations@oxfordinc.com